Exhibit 99.1

One Lincoln Street
Boston, MA 02111

News Release

Investor Contact: Anthony Ostler	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS FOURTH-QUARTER 2015 GAAP-BASIS EPS OF $1.34 ON REVENUE OF $2.5 BILLION; FULL-YEAR 2015 GAAP-BASIS EPS OF $4.47 ON REVENUE OF $10.4 BILLION

Fourth-quarter 2015 operating-basis(a) EPS was $1.21, on revenue of $2.6 billion; Full-year 2015 operating-basis EPS was $4.89 on revenue of $10.6 billion

Boston, MA ...January 27, 2016

In announcing today's financial results, Joseph L. Hooley, State Street's chairman and chief executive officer said, "Our performance in the fourth quarter reflects the continued challenges presented throughout 2015, including challenging global equity markets, particularly in emerging markets, persistent low interest rates, the strengthening U.S. dollar, and heightened regulatory expectations. We were successful at managing expenses in the quarter in light of the pressure on revenues. In addition, we grew fee revenue in 2015 and achieved strong new business results as evidenced by new asset servicing commitments of approximately $300 billion this quarter and a total of $800 billion in 2015."

            Hooley continued, “We expect our multi-year transformation program and targeted staff reductions that we announced with our third-quarter results to generate approximately $550 million in annualized pre-tax net run-rate expense savings by year-end 2020, including approximately $75 million in 2016. We intend to report on our progress to our investors and provide more detail at our annual investor day next month."
Hooley concluded, "Our efforts to optimize our capital position have resulted in lower deposits and stronger capital ratios compared to the levels at the end of 2014. Furthermore, returning capital to our shareholders remains a top priority. During the fourth quarter of 2015, we purchased approximately $350 million of our common stock and at quarter-end had approximately $780 million remaining on our March 2015 $1.8 billion common stock purchase program."

Fourth-Quarter 2015 GAAP-Basis Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	4Q15	3Q15	% Increase (Decrease)		4Q14	% Increase (Decrease)
Total fee revenue(1)	$2,044	$2,103	(2.8)%		$2,051	(0.3)%
Net interest revenue	494	513	(3.7)		574	(13.9)
Total revenue(1)	2,538	2,614	(2.9)		2,625	(3.3)
Provision for loan losses	1	5	nm		4	nm
Total expenses	1,857	1,962	(5.4)		2,057	(9.7)
Net income available to common shareholders(1)	547	539	1.5		469	16.6

Earnings Per common share(1)(2):
Diluted	1.34	1.31	2.3		1.11	20.7

Financial ratios(1):
Return on average common equity	11.6%	11.3%	30	bps	9.4%	220	bps
(1) Amounts for 4Q14 and 3Q15 have been revised to reflect adjustments related to certain expenses billed to our asset servicing clients as more fully described within the addendum included with this news release.
(2) Fourth-quarter 2015 included a net after-tax charge of $9 million or $0.02 per share, to increase our legal accruals. Fourth-quarter 2014 results include a net after-tax charge of $92 million, or $0.22 per share, to increase our legal accrual associated with indirect foreign exchange matters. No additional amounts were accrued for this matter in the third and fourth quarters of 2015. Fourth-quarter 2014 results also include a net after-tax restructuring charge of $27 million, or $0.06 per share, related to the completion of the Business Operations and Information Technology Transformation program.
nm Not meaningful
Net income available to common shareholders of $547 million, or $1.34 earnings per common share, for the fourth quarter of 2015 compared with $539 million, or $1.31 earnings per common share, for the third quarter of 2015, and $469 million, or $1.11 earnings per common share, for the fourth quarter of 2014.
Fourth quarter of 2015 GAAP-basis results included the following notable items:

•	$81.5 million pre-tax gain, or $49 million after-tax, related to the final payoff of a commercial real estate loan acquired as a result of the Lehman Brothers bankruptcy.

•
A pre-tax charge of approximately $17 million that reflects our intention to pay clients interest on the amounts to be reimbursed in connection with our previously disclosed review of amounts we invoiced clients for certain expenses during an 18-year period. In addition, the cumulative amount to be reimbursed over the review period, totaling approximately $240 million, has been reflected as a liability in our consolidated balance sheet, of which $223 million, or $145 million after-tax, relates to periods prior to the 2015 fiscal year and is reflected in the beginning retained earnings balance of our consolidated statement of shareholders’ equity as of December 31, 2014. All prior period financial information within this news release and addendum has been revised to reflect the impact of the reimbursement on each prior period presented. See the addendum included with this news release for further information regarding the impact of the reimbursement on prior periods, including a reconciliation of the previously reported financial results to the revised financial results presented in this news release and addendum.

Full-Year 2015 GAAP-Basis Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2015	2014	% Increase (Decrease)
Total fee revenue(1)	$8,278	$8,010	3.3%
Net interest revenue	2,088	2,260	(7.6)
Total revenue(1)	10,360	10,274	0.8
Provision for loan losses	12	10	20.0
Total expenses	8,050	7,827	2.8
Net income available to common shareholders(1)	1,848	1,958	(5.6)

Earnings Per common share(1)(2):
Diluted	4.47	4.53	(1.3)

Financial ratios(1):
Return on average common equity	9.8%	9.8%	—	bps
(1) Amounts for 2014 have been revised to reflect adjustments related to certain expenses billed to our asset servicing clients as more fully described within the addendum included with this news release.
(2) Full-year 2015 and full-year 2014 results include net after-tax charges of $315 million, or $0.76 per share, and $139 million, or $0.34 per share, respectively, related to legal accruals associated with indirect foreign exchange and other matters.
Net income available to common shareholders of $1,848 million, or $4.47 earnings per common share, for the full-year 2015 compared with $1,958 million, or $4.53 earnings per common share, for the full-year 2014.

Non-GAAP Financial Measures:
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating basis, in order to highlight comparable financial trends with respect to State Street's business operations from period to period. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis. Summary results presented on a GAAP basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.
The following table reconciles select fourth-quarter 2015 operating-basis financial information to financial information prepared and reported in conformity with GAAP for the same period. The addendum included with this news release includes additional reconciliations.

Fourth-Quarter 2015 Selected Operating-Basis (Non-GAAP) Reconciliations(a):

(In millions, except per share amounts)	Income Before Income Tax Expense	Net Income Available to Common Shareholders	Earnings Per Common Share
GAAP basis	$680	$547	$1.34
Tax-equivalent adjustments
Tax-advantaged investments (processing fees and other revenue)	113
Tax-exempt investment securities (net interest revenue)	42
Total	155
Non-operating adjustments
Paydown of CRE loan (processing fee and other revenue)	(82)	(49)	(.12)
Discount accretion associated with former conduit securities (net interest revenue)	(23)	(14)	(.03)
Severance costs associated with staffing realignment (compensation and employee benefits expenses)	(1)	—	—
Provisions for legal contingencies (other expenses)	15	9.02
Expense billing matter (other expenses)	17	12.03
Acquisition & Restructuring costs (expenses)	6	4.01
Effect on income tax of non-operating adjustments	—	(15)	(.04)
Total	(68)	(53)	(.13)
Operating basis	$767	$494	$1.21

Fourth-Quarter 2015 Operating-Basis (Non-GAAP) Results(a):

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	4Q15(2)	3Q15(2)	% Increase (Decrease)		4Q14(2)	% Increase (Decrease)
Operating-Basis Results:
Total fee revenue(1)	$2,075	$2,115	(1.9)%		$2,132	(2.7)%
Net interest revenue(3)	513	529	(3.0)		587	(12.6)
Total revenue(1)	2,588	2,642	(2.0)		2,719	(4.8)
Total expenses	1,820	1,877	(3.0)		1,880	(3.2)
Net income available to common shareholders(1)	494	476	3.8		578	(14.5)

Earnings Per common share(1):
Diluted	1.21	1.15	5.2		1.36	(11.0)

Financial ratios(1):
Return on average common equity	10.5%	10.0%	50	bps	11.6%	(110)	bps

(1) Amounts for 4Q14 and 3Q15 have been revised to reflect adjustments related to certain expenses billed to our asset servicing clients as more fully described within the addendum included with this news release.
(2) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
(3) Operating basis net interest revenue excluded discount accretion on former conduit securities of $23 million, $27 million and $31 million for the fourth quarter of 2015, the third quarter of 2015, and the fourth quarter of 2014, respectively. Operating basis net interest revenue for all quarters is presented on a fully taxable-equivalent basis.

Full-Year 2015 Operating-Basis (Non-GAAP) Results(a):

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2015(2)	2014(2)	% Increase (Decrease)
Operating-Basis Results:
Total fee revenue(1)	$8,472	$8,298	2.1%
Net interest revenue(3)	2,163	2,314	(6.5)
Total revenue(1)	10,629	10,616	0.1
Total expenses	7,520	7,423	1.3
Net income available to common shareholders(1)	2,022	2,184	(7.4)

Earnings Per common share(1):
Diluted	4.89	5.05	(3.2)

Financial ratios(1):
Return on average common equity	10.7%	10.9%	(20)	bps
(1) Amounts for 2014 have been revised to reflect adjustments related to certain expenses billed to our asset servicing clients as more fully described within the addendum included with this news release.
(2) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
(3) Operating basis net interest revenue excluded discount accretion on former conduit securities of $98 million and $119 million for the full-year 2015 and 2014, respectively. Operating-basis net interest revenue for all years is presented on a fully taxable-equivalent basis.

Fourth-Quarter 2015 and Full-Year 2015 Highlights(a):

•
Currency impact: Compared to the fourth quarter of 2014, the strengthening of the U.S. dollar reduced our fee revenue outside of the U.S. by $53 million, but a corresponding reduction in expenses largely offset the currency impact on our bottom line.

•
New business(b): New asset servicing mandates during the fourth quarter of 2015 and full-year totaled approximately $300 billion and $800 billion, respectively. In our asset management business, we experienced net outflows of $19 billion and $151 billion during fourth quarter of 2015 and full-year 2015, respectively.

•
Expenses: The growth rate of operating-basis total fee revenue was above the growth rate of operating-basis expenses by 52 basis points during the fourth quarter of 2015 relative to the fourth quarter of 2014. The growth rate of operating-basis total fee revenue exceeded the growth rate of operating-basis expenses by 79 basis points during full-year 2015 relative to full-year 2014.

•
State Street Beacon, our multi-year transformation program(c): As a result of executing against the next phase of our multi-year transformation program, which we refer to as State Street Beacon, we expect to deliver cost efficiencies and further digitize our interfaces with clients in order to deliver more value. We expect State Street Beacon, which includes the targeted staff reductions that we announced with our third quarter results, to generate approximately $550 million in estimated annualized pre-tax expense savings over the next 5 years, including approximately $75 million in 2016. The full effect of the savings generated each year will be felt the following year. To implement State Street Beacon, we expect to incur aggregate pre-tax restructuring costs of approximately $300 million to $400 million over the five-year period ending December 31, 2020.

•
Capital(d): Our common equity tier 1 ratios as of December 31, 2015 were 12.5% and 12.9%, calculated under the advanced approaches and standardized approach, respectively, in conformity with the Basel III final rule. On a fully phased-in basis, our estimated pro forma Basel III common equity tier 1 ratios as of December 31, 2015 were 11.6% and 12.0%, calculated under the advanced approaches and standardized approach, respectively, in conformity with the Basel III final rule.

Return of capital to shareholders(e): We purchased approximately $350 million of our common stock at an average price of $70.44 per share, and have approximately $780 million remaining on our March 2015 common stock purchase program which runs through June 30, 2016. In addition, we declared a quarterly common stock dividend of $0.34 per share in the fourth quarter of 2015.
(a) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
(b) New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets, and new business in assets to be managed is reflected in our assets under management after we begin managing the assets. As such, only a portion of new asset servicing and asset management mandates is reflected in our assets under custody and administration and assets under management, as of December 31, 2015. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.
(c) Estimated pre-tax expense savings and operating margin improvement relate only to State Street Beacon, our multi-year transformation program, include the effects of the targeted staff reductions announced as part of our 3Q15 financial results, and are based on projected improvement from our full-year 2015 operating-basis expenses, all else equal. Actual expenses may increase or decrease in the future due to other factors.
(d) Our estimated pro forma fully phased-in Basel III common equity tier 1 ratios calculated under the Basel III advanced approaches and standardized approach (in each case, fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) are preliminary estimates based on our interpretations of the Basel III final rule as applied to our current businesses and operations as currently conducted. Refer to the “Capital” section of this news release for important information about the Basel III final rule, our calculations of our common equity tier 1 ratios thereunder, factors that could influence State Street's calculations of its common equity tier 1 ratios and other information about our capital ratios. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios.
(e) Stock purchases may be made using various types of mechanisms, including open market purchases or transactions off market, and may be made under Rule 10b5-1 trading programs. The timing of stock purchases, types of transactions and number of shares purchased will depend on several factors, including, market conditions and our capital position, our financial performance and investment opportunities. The common stock purchase program does not have specific price targets and may be suspended at any time. Our Street’s common stock and other stock dividends, including the declaration, timing and amount thereof, remain subject to consideration and approval by its Board of Directors at the relevant times.

Selected Financial Information and Ratios
The tables below provide a summary of selected financial information and key ratios for the indicated periods, presented on an operating, or non-GAAP, basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights
(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	4Q15(2)	3Q15(2)	% Increase (Decrease)		4Q14(2)	% Increase (Decrease)
Total revenue(1)	$2,588	$2,642	(2.0)%		$2,719	(4.8)%
Total expenses	1,820	1,877	(3.0)		1,880	(3.2)
Net income available to common shareholders(1)	494	476	3.8		578	(14.5)
Earnings per common share(1)	1.21	1.15	5.2		1.36	(11.0)
Return on average common equity(1)	10.5%	10.0%	50	bps	11.6%	(110)	bps
Total assets as of period-end	$245,192	$247,274	(0.8)%		$274,119	(10.6)%
Quarterly average total assets	228,201	251,046	(9.1)		254,439	(10.3)
Net interest margin	1.01%	0.95%	6	bps	1.04%	(3)	bps
Net unrealized gains on investment securities, after-tax, as of period-end(3)	$58	$411			$487
(1) Amounts for 4Q14 and 3Q15 have been revised to reflect adjustments related to certain expenses billed to our asset servicing clients as more fully described within the addendum included with this news release.
(2) Presented on an operating basis, a non-GAAP presentation. Refer to the table above reconciling select fourth-quarter operating-basis financial information and the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
(3) Includes net unrealized gains on investment securities, after tax, for securities classified as available for sale and held to maturity.

Financial Highlights
(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2015(2)	2014(2)	% Increase (Decrease)
Total revenue(1)	$10,629	$10,616	0.1%
Total expenses	7,520	7,423	1.3
Net income available to common shareholders(1)	2,022	2,184	(7.4)
Earnings per common share(1)	4.89	5.05	(3.2)
Return on average common equity(1)	10.7%	10.9%	(20)	bps
Total assets as of period-end	$245,192	$274,119	(10.6)%
Net interest margin	0.98%	1.11%	(13)	bps
(1) Amounts for 2014 have been revised to reflect adjustments related to certain expenses billed to our asset servicing clients as more fully described within the addendum included with this news release.
(2) Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
(3) Includes net unrealized gains (losses) on investment securities, after tax, for securities classified as available for sale and held to maturity.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions)	4Q15	3Q15	% Increase (Decrease)	4Q14	% Increase (Decrease)
Assets under custody and administration(1)(2)	$27,508	$27,265	0.9%	$28,188	(2.4)%
Assets under management(2)	2,245	2,203	1.9	2,448	(8.3)
Market Indices(3):
S&P 500® daily average	2,052	2,027	1.2	2,009	2.1
MSCI EAFE® daily average	1,732	1,785	(3.0)	1,795	(3.5)
S&P 500® average of month-end	2,068	1,999	3.5	2,048	1.0
MSCI EAFE® average of month-end	1,743	1,754	(0.6)	1,811	(3.8)
Average Foreign Exchange Rate (Euro vs. USD)	1.095	1.112	(1.5)	1.248	(12.3)
Average Foreign Exchange Rate (GBP vs. USD)	1.517	1.549	(2.1)	1.582	(4.1)
(1) Includes assets under custody of $21,258 billion, $20,947 billion and $21,656 billion, as of December 31, 2015, September 30, 2015 and December 31, 2014, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

The following tables present fourth-quarter 2015 and year-to-date activity in assets under management, by product category.
Assets Under Management

(In billions)	Equity	Fixed-Income	Cash(2)	Multi-Asset-Class Solutions	Alternative Investments(3)	Total
Balance as of September 30, 2015	$1,266	$316	$380	$111	$130	$2,203
Long-term institutional inflows(1)	59	14	—	9	3	85
Long-term institutional outflows(1)	(72)	(22)	—	(7)	(3)	(104)
Long-term institutional flows, net	(13)	(8)	—	2	—	(19)
ETF flows, net	10	2	(1)	—	(1)	10
Cash fund flows, net	—	—	(10)	—	—	(10)
Total flows, net	(3)	(6)	(11)	2	(1)	(19)
Market appreciation	65	4	—	(10)	7	66
Foreign exchange impact	(2)	(2)	(1)	—	—	(5)
Total market/foreign exchange impact	63	2	(1)	(10)	7	61
Balance as of December 31, 2015	$1,326	$312	$368	$103	$136	$2,245

(In billions)	Equity	Fixed-Income	Cash(2)	Multi-Asset-Class Solutions	Alternative Investments(3)	Total
Balance as of December 31, 2014	$1,475	$319	$399	$127	$128	$2,448
Long-term institutional inflows(1)	277	62	—	51	33	423
Long-term institutional outflows(1)	(363)	(70)	—	(59)	(31)	(523)
Long-term institutional flows, net	(86)	(8)	—	(8)	2	(100)
ETF flows, net	(29)	5	1	—	(1)	(24)
Cash fund flows, net	—	—	(27)	—	—	(27)
Total flows, net	(115)	(3)	(26)	(8)	1	(151)
Market appreciation(4)	(13)	3	—	(12)	16	(6)
Foreign exchange impact	(21)	(7)	(5)	(4)	(9)	(46)
Total market/foreign exchange impact	(34)	(4)	(5)	(16)	7	(52)
Balance as of December 31, 2015	$1,326	$312	$368	$103	$136	$2,245
(1) Amounts represent long-term portfolios, excluding ETFs.
(2) Includes both floating- and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(3) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Fund, for which State Street is not the investment manager, but acts as distribution agent.
(4) Includes impact of the sale of Sectoral Asset Management Inc. in the third quarter of 2015.

Revenue(a)
The following tables provide the components of our operating-basis (non-GAAP) revenue(a) for the periods noted:

(Dollars in millions)	4Q15(2)	3Q15(2)	% Increase (Decrease)	4Q14(2)	% Increase (Decrease)
Servicing fees(1)	$1,277	$1,289	(0.9)%	$1,296	(1.5)%
Management fees	282	287	(1.7)	299	(5.7)
Trading services revenue:
Foreign exchange trading	143	177	(19.2)	168	(14.9)
Brokerage and other fees(3)	104	117	(11.1)	125	(16.8)
Total trading services revenue	247	294	(16.0)	293	(15.7)
Securities finance revenue	127	113	12.4	106	19.8
Processing fees and other revenue(3)(4)	142	132	7.6	138	2.9
Total fee revenue(1)(3)(4)	2,075	2,115	(1.9)	2,132	(2.7)
Net interest revenue(5)	513	529	(3.0)	587	(12.6)
Gains (losses) related to investment securities, net	—	(2)	nm	—	nm
Total Operating-Basis Revenue(1)	$2,588	$2,642	(2.0)%	$2,719	(4.8)%
(1) Amounts for 4Q14 and 3Q15 have been revised to reflect adjustments related to certain expenses billed to our asset servicing clients as more fully described within the addendum included with this news release.
(2) Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
(3) Brokerage and other fees for the fourth quarter of 2014 reflect the reclassification of revenue associated with currency management from processing fees and other revenue, and have been adjusted for comparative purposes.
(4) Processing fees and other revenue for the fourth quarter of 2015, third quarter of 2015 and fourth quarter of 2014, presented in the table, reflect tax-equivalent increases of $113 million, $95 million and $81 million, respectively, related to tax credits generated by tax-advantaged investments. GAAP-basis processing fees and other revenue for these periods was $111 million, $120 million and $57 million, respectively.
(5) Net interest revenue for the fourth quarter of 2015, third quarter of 2015 and fourth quarter of 2014, presented in the table, reflect tax-equivalent increases of $42 million, $43 million and $44 million, respectively, and excluded conduit-related discount accretion of $23 million, $27 million and $31 million, respectively. GAAP-basis net interest revenue for these periods was $494 million, $513 million and $574 million, respectively.
nm Not meaningful.

(Dollars in millions)	2015(2)	2014(2)	% Increase (Decrease)
Servicing fees(1)	$5,153	$5,108	0.9%
Management fees	1,174	1,207	(2.7)
Trading services revenue:
Foreign exchange trading	690	607	13.7
Brokerage and other fees(3)	456	477	(4.4)
Total trading services revenue	1,146	1,084	5.7
Securities finance revenue	496	437	13.5
Processing fees and other revenue(3)(4)	503	462	8.9
Total fee revenue(1)(3)(4)	8,472	8,298	2.1
Net interest revenue(5)	2,163	2,314	(6.5)
Gains (losses) related to investment securities, net	(6)	4	nm
Total Operating-Basis Revenue(1)	$10,629	$10,616	0.1%
(1) Amounts for 2014 have been revised to reflect adjustments related to certain expenses billed to our asset servicing clients as more fully described within the addendum included with this news release.
(2) Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
(3) Brokerage and other fees for the full-year of 2014 reflect the reclassification of revenue associated with currency management from processing fees and other revenue, and have been adjusted for comparative purposes.
(4) Processing fees and other revenue for the full-year of 2015 and full-year of 2014, presented in the table, reflect tax-equivalent increases of $359 million and $288 million, respectively, related to tax credits generated by tax-advantaged investments. GAAP-basis processing fees and other revenue for these periods was $309 million and $174 million, respectively.
(5) Net interest revenue for the full-year of 2015 and full-year of 2014, presented in the table, reflect tax-equivalent increases of $173 million and $173 million, respectively, and excluded conduit-related discount accretion of $98 million and $119 million, respectively. GAAP-basis net interest revenue for these periods was $2,088 million and $2,260 million, respectively.
nm Not meaningful.

Servicing fees of $1,277 million in the fourth quarter of 2015 decreased 0.9% and 1.5% from the third quarter of 2015 and the fourth quarter of 2014, respectively. The decrease from both periods primarily reflects the impact of the stronger U.S. dollar and lower international equity markets, partially offset by net new business.
Management fees of $282 million in the fourth quarter of 2015 decreased 1.7% from the third quarter of 2015. Compared to the fourth quarter of 2014, management fees decreased 5.7%, primarily due to the impact of the stronger U.S. dollar, net outflows, and lower international equity markets.
Foreign exchange trading revenue of $143 million in the fourth quarter of 2015 decreased 19.2% and 14.9% from the third quarter of 2015 and the fourth quarter of 2014, respectively. The decrease from both periods reflects lower currency volatility and client-related volumes. Brokerage and other fees of $104 million in the fourth quarter of 2015 decreased 11.1% and 16.8% from the third quarter of 2015 and the fourth quarter of 2014, respectively. The decrease from both periods is primarily due to lower transition management revenue and electronic foreign exchange trading revenue.
Securities finance revenue of $127 million in the fourth quarter of 2015 increased 12.4% from the third quarter of 2015, primarily due to higher spreads. Compared to the fourth quarter of 2014, securities finance revenue increased 19.8%, primarily due to new business from enhanced custody, our principal securities lending service for custody clients.
Processing fees and other revenue of $142 million in the fourth quarter of 2015 increased 7.6% compared to the third quarter of 2015, primarily due to higher revenue associated with tax-advantaged investments. Compared to the fourth quarter of 2014, processing fees and other revenue increased 2.9%. See notes 2, 3 and 4 to the table above for a description of the presentation of operating-basis processing fees and other revenue.
Net interest revenue of $513 million in the fourth quarter of 2015 decreased 3.0% and 12.6% compared to the third quarter of 2015 and the fourth quarter of 2014, respectively. The decrease from both periods is primarily due to lower deposit levels and the ongoing repositioning of the investment portfolio.
Operating-basis net interest revenue excludes discount accretion on former conduit securities and is presented on a fully taxable-equivalent basis. See notes 2 and 5 to the table above for a description of the presentation of operating-basis net interest revenue. The Company expects to record aggregate pre-tax conduit-related accretion of approximately $209 million in interest revenue from January 1, 2016 through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated prepayment speeds and credit quality.
Net interest margin, including balances held at the Federal Reserve and other central banks, increased to 101 basis points in the fourth quarter of 2015 from 95 basis points in the third quarter of 2015 and decreased from 104 basis points in the fourth quarter of 2014. Refer to the addendum included with this news release for reconciliations of our operating-basis net interest margin.

Expenses(a)
The following tables provide the components of our operating-basis (non-GAAP) expenses(1) for the periods noted:

(Dollars in millions)	4Q15(1)	3Q15(1)	% Increase (Decrease)	4Q14(1)	% Increase (Decrease)
Compensation and employee benefits(2)	$940	$976	(3.7)%	$962	(2.3)%
Information systems and communications	261	265	(1.5)	246	6.1
Transaction processing services	194	201	(3.5)	201	(3.5)
Occupancy	112	110	1.8	113	(0.9)
Other(3)	313	325	(3.7)	358	(12.6)
Total Operating-Basis Expenses	$1,820	$1,877	(3.0)%	$1,880	(3.2)%
(1) Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
(2) Compensation and employee benefits expenses for the fourth quarter of 2015, third quarter of 2015 and fourth quarter of 2014 presented in the table, excluded severance costs of $(1) million, $75 million and $10 million, respectively, related to staffing realignment. GAAP-basis compensation and employee benefits expenses for the fourth quarter of 2015, third quarter of 2015 and fourth quarter of 2014 were $939 million, $1,051 million and $972 million, respectively.
(3) GAAP-basis other expenses for the fourth quarter of 2015, third quarter of 2015 and fourth quarter of 2014 were $345 million, $325 million and $473 million, respectively.

(Dollars in millions)	2015(1)	2014(1)	% Increase (Decrease)
Compensation and employee benefits(2)	$3,988	$3,976	0.3%
Information systems and communications	1,022	976	4.7
Transaction processing services	793	784	1.1
Occupancy	444	461	(3.7)
Other(3)	1,273	1,226	3.8
Total Operating-Basis Expenses	$7,520	$7,423	1.3%
1) Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
(2) Compensation and employee benefits expenses for the full-year of 2015 and full-year of 2014 presented in the table, excluded severance costs of $73 million and $84 million, respectively, related to staffing realignment. GAAP-basis compensation and employee benefits expenses for the full-year of 2015 and full-year of 2014 were $4,061 million and $4,060 million, respectively.
(3) GAAP-basis other expenses for the full-year of 2015 and full-year of 2014 were $1,705 million and $1,413 million, respectively.

Compensation and employee benefits expenses of $940 million in the fourth quarter of 2015 decreased 3.7% from the third quarter of 2015, primarily due to lower incentive compensation, partially offset by increased costs to support regulatory initiatives. Compared to the fourth quarter of 2014, compensation and employee benefits expenses decreased 2.3%, due to lower incentive compensation and the benefit of the stronger U.S. dollar, partially offset by increased costs to support new business and regulatory initiatives.
Information systems and communications expenses of $261 million in the fourth quarter of 2015 decreased 1.5% from the third quarter of 2015. Compared to the fourth quarter of 2014, information systems and communications expenses increased 6.1%, primarily due to increased costs to support new business and additional data center capacity.
Transaction processing services expenses of $194 million decreased slightly from both third quarter of 2015 and fourth quarter of 2014.

Occupancy expenses of $112 million in the fourth quarter of 2015 increased 1.8% from the third quarter of 2015 and decreased 0.9% from the fourth quarter of 2014.
Other expenses of $313 million in the fourth quarter of 2015 decreased 3.7% from the third quarter of 2015, primarily due to lower professional services fees, offset by a $12 million settlement with the Securities and Exchange Commisson. Compared to the fourth quarter of 2014, other expenses decreased 12.6%, primarily due to expenses in the fourth quarter of 2014 associated with our withdrawal from derivatives clearing activities and the recognition of an impairment associated with an intangible asset as well as lower securities processing costs in the fourth quarter of 2015. See notes 1 and 3 to the table above for a description of GAAP-basis other expenses for the relevant periods.
Income Taxes
Our fourth-quarter 2015 GAAP-basis effective tax rate was 15.1% compared to 10.5% in the third quarter of 2015 and 13.5% in the fourth quarter of 2014. The third quarter of 2015 included the non-operating benefit from the reduction of an Italian deferred tax liability. Our operating-basis effective tax rates for the fourth quarter of 2015, third quarter of 2015 and fourth quarter of 2014 were 31.8%, 32.0% and 28.6%, respectively.

Capital
The following table presents our regulatory capital ratios as of December 31, 2015 and September 30, 2015. The lower of our capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Unless otherwise noted, all capital ratios presented in the table and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company.

December 31, 2015	Basel III Advanced Approaches(1)(2)	Basel III Standardized Approach(1)	Basel III Fully Phased-In Advanced Approaches (Estimated) Pro-Forma(2)(3)	Basel III Fully Phased-In Standardized Approach (Estimated) Pro-Forma(3)
Common equity tier 1 ratio	12.5%	12.9%	11.6%	12.0%
Tier 1 capital ratio	15.3	15.9	14.3	14.8
Total capital ratio	17.4	18.1	16.5	17.2
Tier 1 leverage ratio	6.9	6.9	6.4	6.4
(1) Ratios are preliminary estimates and are calculated in conformity with the advanced approaches and standardized approach provisions of the Basel III final rule, as the case may be.
(2) The advanced approaches-based ratios (actual and estimated) presented in this presentation reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems,” in effect and used by us for those purposes as of the respective date of each ratio’s first public announcement. Significant components of these advanced systems involve the exercise of judgment by us and our regulators, and these advanced systems may not, individually or collectively, precisely represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in these advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, we expect that our advanced systems and our capital ratios calculated in conformity with the Basel III framework will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period.
(3) Estimated pro-forma fully phased-in ratios as of December 31, 2015 (fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) reflect capital calculated under the Basel III final rule and total risk-weighted assets calculated in conformity with the advanced approaches and standardized approach as the case may be, each on a fully phased-in basis under the Basel III final rule, based on our interpretations of the Basel III final rule as of January 27, 2016 and as applied to our businesses and operations as of December 31, 2015. Refer to the addendum included with this news release for reconciliations of these estimated pro-forma fully phased-in ratios to our capital ratios calculated under the currently applicable regulatory requirements.

September 30, 2015	Basel III Advanced Approaches(1)(2)	Basel III Standardized Approach(1)	Basel III Fully Phased-In Advanced Approaches (Estimated) Pro-Forma(2)(3)	Basel III Fully Phased-In Standardized Approach (Estimated) Pro-Forma(3)
Common equity tier 1 ratio	12.0%	11.8%	11.2%	11.1%
Tier 1 capital ratio	14.7	14.5	13.8	13.6
Total capital ratio	16.8	16.6	16.0	15.9
Tier 1 leverage ratio	6.3	6.3	5.9	5.9
(1) Amounts for September 30, 2015 have been revised to reflect adjustments related to certain expenses billed to our asset servicing clients as more fully described in the addendum included within this news release.
(2) The advanced approaches-based ratios (actual and estimated) presented in this presentation reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems,” in effect and used by us for those purposes as of the respective date of each ratio’s first public announcement. Significant components of these advanced systems involve the exercise of judgment by us and our regulators, and these advanced systems may not, individually or collectively, precisely represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in these advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, we expect that our advanced systems and our capital ratios calculated in conformity with the Basel III framework will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period.
(3) Estimated pro-forma fully phased-in ratios as of September 30, 2015 (fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) are preliminary estimates and reflect capital calculated under the Basel III final rule and total risk-weighted assets calculated in conformity with the advanced approaches and standardized approach as the case may be, each on a fully phased-in basis under the Basel III final rule, based on our interpretations of the Basel III final rule as of October 23, 2015 and as applied to our businesses and operations as of September 30, 2015. Refer to the addendum included with this news release for reconciliations of these estimated pro-forma fully phased-in ratios to our capital ratios calculated under the currently applicable regulatory requirements.
In addition, the following table presents the calculation of State Street's and State Street Bank's supplementary leverage ratio (SLR) under final U.S. banking regulator rules adopted in 2014 as of December 31, 2015 and September 30, 3015

	State Street			State Street Bank
As of December 31, 2015 (Dollars in millions)(1)	Transitional SLR		Fully Phased-In SLR(2)	Transitional SLR	Fully Phased-In SLR(2)
Tier 1 Capital	$15,264	A	$14,188	14,647	13,869
Total assets for SLR	246,838	B	246,293	242,200	241,700
Supplementary Leverage Ratio	6.2%	A/B	5.8%	6.0%	5.7%

	State Street			State Street Bank
As of September 30, 2015 (Dollars in millions)(3)	Transitional SLR		Fully Phased-In SLR(2)	Transitional SLR	Fully Phased-In SLR(2)
Tier 1 Capital	$15,361	C	$14,363	14,863	14,162
Total assets for SLR	270,762	D	270,274	265,797	265,354
Supplementary Leverage Ratio	5.7%	C/D	5.3%	5.6%	5.3%
1) Ratios are preliminary estimates.
(2) Estimated pro-forma fully phased-in SLRs as of December 31, 2015 and September 30, 2015 (fully phased-in as of January 1,2018, as per the phase-in requirements of the SLR final rule) are preliminary estimates, calculated based on our interpretations of the SLR final rule as of January 27, 2016 and October 23, 2015, respectively, and as applied to our businesses and operations as of December 31, 2015 and September 30, 2015, respectively. Refer to the addendum included with this news release for reconciliations of these estimated pro-forma fully phased-in SLRs to our SLRs under currently applicable regulatory requirements.
(3) Amounts for September 30, 2015 have been revised to reflect adjustments related to certain expenses billed to our asset servicing clients as more fully described in the addendum included within this news release.

Additional Information
All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.
Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Wednesday, January 27, 2016, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 15333966.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 15333966.
The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, on a quarterly basis on its website at www.statestreet.com/stockholder, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For the fourth quarter of 2015, State Street expects to publish its updates during the period beginning today and ending on or about February 19, 2016.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $28 trillion in assets under custody and administration and $2 trillion* in assets under management as of December 31, 2015, State Street operates globally in more than 100 geographic markets and employs 32,356 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $22 billion as of December 31, 2015), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.
Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies(including without limitation regarding expected savings associated with our State Street Beacon multi-year transformation program), the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-

looking terminology as “outlook,” “expect,” “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to January 27, 2016.
Important factors that may affect future results and outcomes include, but are not limited to:

•
our ability to develop and execute our State Street Beacon plan to create cost efficiencies through changes to our operations and to further digitize our service delivery to our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

•
the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the sovereign-debt risks in the U.S., Europe and other regions;

•
increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•
the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

•
the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•
our ability to attract deposits and other low-cost, short-term funding, our ability to manage levels of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

•
the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement changes to the regulatory framework applicable to our operations, including implementation of the Dodd-Frank Act, the Basel III final rule and European legislation (such as the Alternative Investment Fund Managers Directive, Undertakings for Collective Investment in Transferable Securities Directives and Markets in Financial Instruments Directive II); among other consequences, these regulatory changes impact the levels of regulatory capital we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, and restrictions on banking and financial activities. In addition, our regulatory posture and related expenses have been and will continue to be affected by changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning and compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

•
adverse changes in the regulatory ratios that we are required or will be required to meet, whether arising under the Dodd-Frank Act or the Basel III final rule, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital ratios that cause changes in those ratios as they are measured from period to period;

•
increasing requirements to obtain the prior approval of the Federal Reserve or our other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and stock purchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital initiatives may be restricted;

•
changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	financial market disruptions or economic recession, whether in the U.S., Europe, Asia or other regions;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations and those of our clients and our regulators;

•
the results of State Street's review of the way that it invoiced certain client expenses, including the amount of expenses determined to be reimbursable, as well as potential consequences of such review including with respect to our client relationships and potential investigations by regulators;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or proceedings;

•	the potential for losses arising from our investments in sponsored investment funds;

•
the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depository obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

•
our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

•
our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems and their effective operation both independently and with external systems, and complexities and costs of protecting the security of our systems and data;

•
our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•
changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

•
our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

•
the risks that our acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced, and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

•
our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2014 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, January 27, 2016, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.